Exhibit 24

POWER OF ATTORNEY

Each director and officer of Rocky Brands, Inc., an Ohio corporation (the “Company”), whose signature appears below hereby appoints David N. Sharp and Curtis A. Loveland, or either of them, as his attorney-in-fact, to sign, in his name and behalf and in any and all capacities stated below, and to cause to be filed with the Securities and Exchange Commission, the Company's Annual Report on Form 10-K (the “Annual Report”) for the fiscal year ended December 31, 2013, and likewise to sign and file any amendments, including post-effective amendments, to the Annual Report, and the Company hereby also appoints such persons as its attorneys-in-fact and each of them as its attorney-in-fact with like authority to sign and file the Annual Report and any amendments thereto in its name and behalf, each such person and the Company hereby granting to such attorney-in-fact full power of substitution and revocation, and hereby ratifying all that such attorney-in-fact or his substitute may do by virtue hereof.

IN WITNESS WHEREOF, we have executed this Power of Attorney, in counterparts if necessary, effective as of February 28, 2014.

DIRECTORS/OFFICERS:

Signature	Title

/s/ David N. Sharp	Chief Executive Officer, President, and Director
David N. Sharp	(Principal Executive Officer)

/s/ James E. McDonald	Executive Vice President and Chief Financial Officer
James E. McDonald	(Principal Financial and Accounting Officer)

/s/ Mike Brooks	Chairman and Director
Mike Brooks

/s/ Curtis A. Loveland	Secretary and Director
Curtis A. Loveland

/s/ J. Patrick Campbell	Director
J. Patrick Campbell

/s/ Glenn E. Corlett	Director
Glenn E. Corlett

/s/ Michael L. Finn	Director
Michael L. Finn

/s/ G. Courtney Haning	Director
G. Courtney Haning

/s/ Harley E. Rouda, Jr.	Director
Harley E. Rouda, Jr.

/s/ James L. Stewart	Director
James L. Stewart